Exhibit 99.1

PerkinElmer Announces Financial Results for the Third Quarter of 2008

  Revenue of $505.1 million, up 16%
  EPS from continuing operations of $0.37; Adjusted EPS of $0.38, up 15%

WALTHAM, Mass.--(BUSINESS WIRE)--October 23, 2008--PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics, today reported financial results for the third quarter ended September 28, 2008. The Company reported GAAP earnings per share from continuing operations of $0.37. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.38, which is above the Company’s prior guidance of $0.36 to $0.37.

Revenue for the third quarter 2008 was $505.1 million, an increase of 16% versus the third quarter 2007. Revenue increased 17% in Life and Analytical Sciences and 13% in Optoelectronics compared to the same period a year ago. Changes resulting from foreign exchange rates and acquisitions contributed approximately 2% and 5%, respectively, to the third quarter 2008 revenue growth.

“PerkinElmer had another excellent quarter of strong growth in revenue, earnings per share and cash flow, as our businesses continued to execute well,” commented Robert F. Friel, president and chief executive officer of PerkinElmer. “In addition, we believe we are strategically well positioned to capitalize on several long term growth trends, such as early and more predictive diagnostics, greater levels of testing for consumer and product safety, and environmental monitoring. Even with the global economic uncertainty, which may affect our growth rates in the short term, we believe that our strong financial position will allow us to continue to invest and strengthen our leadership positions in these attractive markets.”

Net income from continuing operations was $43.8 million, up 41% as compared to $31.1 million for the same period in 2007. GAAP operating profit from continuing operations for the third quarter 2008 was $45.3 million, compared to $45.8 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit for the third quarter 2008 was $69.5 million, up 20% as compared to $58.0 million in the third quarter 2007. For the third quarter of 2008, cash flow from operations was $32.4, up 39% from the same period a year ago.

Financial Overview by Reporting Segment

Life and Analytical Sciences reported revenue of $373.4 million for the third quarter 2008, up 17% from revenue of $319.3 million in the third quarter 2007. The segment’s GAAP operating profit for the third quarter 2008 was $29.6 million, compared to $29.3 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the third quarter 2008 was $50.6 million, up 24% as compared to $40.7 million in the third quarter 2007.

Optoelectronics reported revenue of $131.7 million for the third quarter 2008, up 13% from revenue of $116.3 million in the third quarter 2007. The segment’s GAAP operating profit for the third quarter 2008 was $25.5 million, compared to $24.6 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the third quarter 2008 was $27.5 million, up 13% as compared to $24.2 million in the third quarter 2007.

Financial Guidance

Given the uncertainty of the macroeconomic conditions and difficult credit markets, we feel it is prudent to expand the range of our earnings per share guidance. For the full year 2008, we expect GAAP earnings per share from continuing operations in the range of $1.19 to $1.24 and non-GAAP adjusted earnings per share in the range of $1.48 to $1.53, which is expected to include the adjustments noted in the attached reconciliation. This would represent a 14% to 18% increase in adjusted EPS over 2007.

Conference Call Information

The Company will discuss its third quarter results and forecast for the remainder of the year in a conference call on October 23, 2008, at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 213-8899 prior to the scheduled conference call time and provide the access code 96939632. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the access code is 74766013.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site approximately two hours after the call and will be available through November 23, 2008.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) markets into which we sell our products decline or do not grow as anticipated; (4) our failure to adequately protect our intellectual property; (5) the loss of any of our licenses or licensed rights; (6) our ability to compete effectively; (7) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (8) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (9) disruptions in the supply of raw materials and supplies; (10) our ability to produce an adequate quantity of products to meet our customers' demands; (11) the manufacture and sale of products may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with health care industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) restrictions in our credit agreements; (18) our ability to realize the full value of our intangible assets; and (19) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenue of $1.8 billion in 2007, has approximately 9,100 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

Sales	$505,117	$435,668	$1,516,096	$1,275,858

Cost of sales	293,957	256,722	887,719	762,197
Amortization of acquired inventory revaluation	-	445	-	2,492
Research and development expenses	27,526	27,691	86,534	82,848
In-process research and development charges	-	-	-	1,502
Selling, general and administrative expenses	131,118	106,406	406,217	317,528
Gains on settlement of insurance claim	-	-	-	(15,346)
Restructuring and lease charges (reversals), net	7,214	(1,432)	6,909	7,553

Operating income from continuing operations	45,302	45,836	128,717	117,084

Interest income	(1,064)	(1,077)	(3,249)	(3,381)
Interest expense	6,371	4,122	18,435	9,886
Gains on dispositions, net	-	(161)	(1,158)	(697)
Other expense, net	743	2,396	2,280	5,668

Income from continuing operations before income taxes	39,252	40,556	112,409	105,608

(Benefit from) provision for income taxes	(4,506)	9,454	13,482	26,384

Net income from continuing operations	43,758	31,102	98,927	79,224

Loss from discontinued operations, net of income taxes	-	-	(4,166)	-
Gain (loss) on disposition of discontinued operations, net of income taxes	8,144	(357)	985	(100)

Net income	$51,902	$30,745	$95,746	$79,124

Diluted earnings (loss) per share:
Continuing operations	$0.37	$0.26	$0.83	$0.65

Loss from discontinued operations, net of income taxes	-	-	(0.03)	-
Gain (loss) on disposition of discontinued operations, net of income taxes	0.07	-	0.01	-

Net income	$0.43	$0.26	$0.80	$0.65

Weighted average diluted shares of common stock outstanding	119,609	119,453	119,029	121,135

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.37	$0.26
Amortization of intangible assets, net of income taxes	0.08	0.06
Stock options, net of income taxes	0.01	0.01
Amortization of acquired inventory revaluation, net of income taxes	-	-
Purchase accounting adjustment - revenue not recognized, net of income taxes	-	-
Tax benefit from audit settlements	(0.12)	-
Restructuring and lease charges (reversals), net of income taxes	0.04	(0.01)
Adjusted EPS	$0.38	$0.33

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

	Three Months Ended		Nine Months Ended
(In thousands)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Life and Analytical Sciences
Sales	$373,418	$319,341	$1,127,082	$945,163
OP$ reported	29,610	29,312	88,514	88,781
OP% reported	7.9%	9.2%	7.9%	9.4%
Amortization of intangibles	13,264	10,099	39,636	29,882
Stock option expense	779	830	2,354	2,296
Amortization of acquired inventory revaluation	-	445	-	2,492
In-process research and development charges	-	-	-	1,502
Gains on settlement of insurance claim	-	-	-	(15,346)
Purchase accounting adj. - revenue not recognized	482	-	2,771	-
Restructuring and lease charges	6,495	-	6,573	4,438
OP$ adjusted	50,630	40,686	139,848	114,045
OP% adjusted	13.6%	12.7%	12.4%	12.1%

Optoelectronics
Sales	131,699	116,327	389,014	330,695
OP$ reported	25,547	24,570	72,611	53,832
OP% reported	19.4%	21.1%	18.7%	16.3%
Amortization of intangibles	807	670	2,377	1,986
Stock option expense	381	388	1,022	1,139
Restructuring and lease charges (reversals)	719	(1,432)	336	3,115
OP$ adjusted	27,454	24,196	76,346	60,072
OP% adjusted	20.8%	20.8%	19.6%	18.2%

Corporate
OP$ reported	(9,855)	(8,046)	(32,408)	(25,529)
Stock option expense	1,316	1,170	2,847	3,280
OP$ adjusted	(8,539)	(6,876)	(29,561)	(22,249)

Continuing Operations
Sales	$505,117	$435,668	$1,516,096	$1,275,858
OP$ reported	45,302	45,836	128,717	117,084
OP% reported	9.0%	10.5%	8.5%	9.2%
Amortization of intangibles	14,071	10,769	42,013	31,868
Stock option expense	2,476	2,388	6,223	6,715
Amortization of acquired inventory revaluation	-	445	-	2,492
In-process research and development charges	-	-	-	1,502
Gains on settlement of insurance claim	-	-	-	(15,346)
Purchase accounting adj. - revenue not recognized	482	-	2,771	-
Restructuring and lease charges (reversals)	7,214	(1,432)	6,909	7,553
OP$ adjusted	$69,545	$58,006	$186,633	$151,868
OP% adjusted	13.8%	13.3%	12.3%	11.9%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	September 28, 2008	December 30, 2007

Current assets:
Cash and cash equivalents	$188,808	$203,348
Accounts receivable, net	345,251	337,659
Inventories, net	218,868	202,394
Other current assets	113,599	98,797
Current assets of discontinued operations	664	750
Total current assets	867,190	842,948

Property, plant and equipment, net:
At cost	610,034	579,771
Accumulated depreciation	(400,919)	(378,885)
Property, plant and equipment, net	209,115	200,886
Marketable securities and investments	4,141	5,919
Intangible assets, net	466,821	479,209
Goodwill	1,417,160	1,355,656
Other assets, net	55,758	59,451
Long-term assets of discontinued operations	1,343	5,268
Total assets	$3,021,528	$2,949,337

Current liabilities:
Short-term debt	$40	$562
Accounts payable	184,857	186,388
Accrued restructuring and integration costs	13,416	12,821
Accrued expenses	320,258	346,778
Current liabilities of discontinued operations	5,222	1,049
Total current liabilities	523,793	547,598

Long-term debt	544,050	516,078
Long-term liabilities	318,601	310,384
Total liabilities	1,386,444	1,374,060

Commitments and contingencies

Total stockholders' equity	1,635,084	1,575,277
Total liabilities and stockholders' equity	$3,021,528	$2,949,337

PREPARED IN ACCORDANCE WITH GAAP
PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
(In thousands)

Operating activities:
Net income	$51,902	$30,745	$95,746	$79,124
Add: loss from discontinued operations, net of income taxes	-	-	4,166	-
Add: (gain) loss on disposition of discontinued operations, net of income taxes	(8,144)	357	(985)	100
Net income from continuing operations	43,758	31,102	98,927	79,224
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	5,427	3,119	13,758	10,625
Restructuring and lease charges (reversals), net	7,214	(1,432)	6,909	7,553
Amortization of deferred debt issuance costs	634	73	1,431	221
Depreciation and amortization	22,935	18,983	67,641	57,144
In-process research and development charges	-	-	-	1,502
Amortization of acquired inventory revaluation	-	445	-	2,492
Gains on settlement of insurance claim	-	-	-	(15,346)
Gains on dispositions, net	-	(161)	(1,158)	(697)
Changes in operating assets and liabilities:
Accounts receivable, net	(8,233)	(7,149)	(440)	2,308
Inventories, net	(3,855)	(2,405)	(15,284)	(8,861)
Accounts payable	(5,896)	3,996	(5,003)	(1,949)
Accrued expenses and other	(28,355)	(22,839)	(35,965)	(23,743)
Net cash provided by operating activities of continuing operations	33,629	23,732	130,816	110,473
Net cash used in operating activities of discontinued operations	(1,222)	(360)	(3,547)	(114)
Net cash provided by operating activities	32,407	23,372	127,269	110,359

Investing activities:
Capital expenditures	(14,017)	(10,471)	(33,418)	(37,988)
Proceeds from dispositions of property, plant and equipment, net	-	-	-	10,787
Proceeds from surrender of life insurance policies	-	274	-	1,601
Changes in restricted cash balances	334	-	334	-
Payments for business development activity	(12)	(46)	(160)	(1,140)
Proceeds from disposition of businesses and investments, net	-	449	1,158	1,029
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(894)	(1,091)	(87,252)	(44,016)
Net cash used in investing activities of continuing operations	(14,589)	(10,885)	(119,338)	(69,727)
Net cash (used in) provided by investing activities of discontinued operations	-	-	(68)	800
Net cash used in investing activities	(14,589)	(10,885)	(119,406)	(68,927)

Financing Activities:
Payments on debt	(21,000)	(132,737)	(531,500)	(182,431)
Proceeds from borrowings	44,000	142,000	409,500	271,462
Proceeds from the sale of senior subordinated debt	-	-	150,000	-
Payments for debt issuance costs	(128)	(415)	(1,969)	(415)
Settlement of cash flow hedges	-	-	(11,702)	-
Decrease in other credit facilities	(12)	(37)	(511)	(861)
Tax benefit from exercise of common stock options	251	4,552	359	5,987
Proceeds from issuance of common stock under stock plans	25,067	17,442	43,435	30,223
Purchases of common stock	(56,731)	(28,926)	(57,139)	(176,031)
Dividends paid	(8,318)	(8,287)	(24,805)	(25,410)
Net cash used in financing activities	(16,871)	(6,408)	(24,332)	(77,476)

Effect of exchange rate changes on cash and cash equivalents	(5,590)	4,782	1,929	5,886

Net (decrease) increase in cash and cash equivalents	(4,643)	10,861	(14,540)	(30,158)
Cash and cash equivalents at beginning of period	193,451	150,040	203,348	191,059
Cash and cash equivalents at end of period	$188,808	$160,901	$188,808	$160,901

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	PKI
(In millions, except per share data)	Q308		Q307
Adjusted gross margin:
GAAP gross margin	$211.2	41.8%	$178.5	41.0%
Amortization of intangibles	9.5	1.9%	8.5	2.0%
Stock option expense	0.4	0.1%	0.4	0.1%
Purchase accounting adjustment - revenue not recognized	0.5	0.1%	-	0.0%
Amortization of acquired inventory revaluation	-	0.0%	0.4	0.1%
Adjusted gross margin	$221.5	43.8%	$187.8	43.1%

Adjusted SG&A:
GAAP SG&A	$131.1	26.0%	$106.4	24.4%
Amortization of intangibles	(4.1)	-0.8%	(1.8)	-0.4%
Stock option expense	(2.1)	-0.4%	(1.9)	-0.4%
Adjusted SG&A	$124.9	24.7%	$102.7	23.6%

Adjusted R&D:
GAAP R&D	$27.5	5.4%	$27.7	6.4%
Amortization of intangibles	(0.5)	-0.1%	(0.4)	-0.1%
Stock option expense	-	0.0%	(0.1)	0.0%
Adjusted R&D	$27.0	5.3%	$27.1	6.2%

Adjusted operating profit:
GAAP operating profit	$45.3	9.0%	$45.8	10.5%
Amortization of intangibles	14.1	2.8%	10.8	2.5%
Stock option expense	2.5	0.5%	2.4	0.5%
Purchase accounting adjustment - revenue not recognized	0.5	0.1%	-	0.0%
Amortization of acquired inventory revaluation	-	0.0%	0.4	0.1%
Restructuring and lease charges (reversals)	7.2	1.4%	(1.4)	-0.3%
Adjusted operating profit	$69.5	13.8%	$58.0	13.3%

	PKI
	Q308		Q307

Adjusted EPS:
GAAP EPS	$0.43		$0.26
Discontinued operations	(0.07)		-
GAAP EPS from continuing operations	0.37		0.26
Amortization of intangibles, net of income taxes	0.08		0.06
Stock option expense, net of income taxes	0.01		0.01
Tax benefit from audit settlements	(0.12)		-
Purchase accounting adjustment - revenue not recognized, net of income taxes	-		-
Amortization of acquired inventory revaluation, net of income taxes	-		-
Restructuring and lease charges (reversals), net of income taxes	0.04		(0.01)
Adjusted EPS	$0.38		$0.33

	PKI
	FY08		FY07

Adjusted EPS:	Projected
GAAP EPS	$1.16 - 1.21		$1.09
Discontinued operations	(0.03)		0.02
GAAP EPS from continuing operations	1.19 - 1.24		1.11
Amortization of intangibles, net of income taxes	0.31		0.24
Restructuring and lease charges (reversals), net of income taxes	0.04		0.09
Stock option expense, net of income taxes	0.05		0.05
Amortization of acquired inventory revaluation, net of income taxes	-		0.02
In-process research & development, net of income taxes	-		0.01
Legal settlements, net of income taxes	-		0.01
Purchase accounting adjustment - revenue not recognized, net of income taxes	0.01		0.01
Gains on settlement of insurance claim, net of income taxes	-		(0.08)
Tax benefit from audit settlements	(0.12)		(0.15)
Adjusted EPS	$1.48 - 1.53		$1.30

	LAS
	Q308		Q307
Adjusted operating profit:
GAAP operating profit	$29.6	7.9%	$29.3	9.2%
Amortization of intangibles	13.3	3.6%	10.1	3.2%
Stock option expense	0.8	0.2%	0.8	0.3%
Purchase accounting adjustment - revenue not recognized	0.5	0.1%	-	0.0%
Amortization of acquired inventory revaluation	-	0.0%	0.4	0.1%
Restructuring and lease charges	6.5	1.7%	-	0.0%
Adjusted operating profit	$50.6	13.6%	$40.7	12.7%

	OPTO
	Q308		Q307
Adjusted operating profit:
GAAP operating profit	$25.5	19.4%	$24.6	21.1%
Amortization of intangibles	0.8	0.6%	0.7	0.6%
Stock option expense	0.4	0.3%	0.4	0.3%
Restructuring and lease charges (reversals)	0.7	0.5%	(1.4)	-1.2%
Adjusted operating profit	$27.5	20.8%	$24.2	20.8%

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and stock option expense, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. Inventory fair value adjustments related to business acquisitions also do not represent what our management and what we believe our investors consider to be costs used in producing our products. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, and stock option expense. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We also exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets, and stock option expense. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the amount of our internal investments in R&D activities.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, restructuring and lease charges (reversals), and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges (reversals) because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, restructuring and lease charges (reversals), stock option expense, and income from significant tax audit settlements, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, other income/expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, restructuring and lease charges (reversals), stock option expense, and income from significant tax audit settlements as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

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The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
Michael A. Lawless, 781-663-5659
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com
or
Additional Media Contact:
Porter Novelli
Lynne H. Brum, 617-897-8258
Lbrum@pnlifesciences.com